Exhibit 5.1

767 Fifth Avenue

New York, NY 10153-0119

+1 212 310 8000 tel

+1 212 310 8007 fax

July 12, 2021

ChargePoint Holdings, Inc.

240 East Hacienda Avenue

Campbell, California 95008

Ladies and Gentlemen:

We have acted as counsel to ChargePoint Holdings, Inc. (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-1 (as amended, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of the number of shares of the Company’s common stock, par value $0.0001 per share of the Company (the “Registered Shares”), for resale by the selling securityholders as defined and listed in the Registration Statement under “Selling Securityholders” (the “Selling Securityholders”). The Registered Shares may be sold by the Selling Securityholders, as set forth in the Registration Statement.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the form of the underwriting agreement proposed to be entered into by and among the Company, the Selling Securityholders and the underwriters named therein (the “Underwriting Agreement”) that is filed as Exhibit 1.1 to the Registration Statement, (ii) the Registration Statement, and (iii) the preliminary prospectus included therein. We also have examined such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Registered Shares are validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

July, 12, 2021

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP